Exhibit 99.1

    ARIAD's Lead Oncology Product, AP23573, Inhibits Angiogenesis
                     by Tumor Anti-VEGF Activity;

         Further Insights on Anti-Tumor Mechanisms Presented

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 19, 2003--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced, for the first time, results of preclinical studies demonstrating that AP23573, its lead oncology product candidate, blocks the process that controls tumor blood supply. This highly beneficial anti-angiogenesis effect is due to blockage of growth factor pathways activated by Vascular Endothelial Growth Factor (VEGF) in tumors and surrounding tissues. AP23573 has previously been shown to starve cancer cells and shrink tumors by inhibiting the critical cell-signalling protein mTOR, which regulates nutrient utilization and growth factor stimulation.
    "These findings further support the broad clinical applicability of AP23573 by highlighting its actions on angiogenesis through VEGF inhibition - a proven target for anti-cancer therapy, such as Avastin(TM) (bevacizumab)," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "This new information should facilitate selection of the most appropriate clinical indications to pursue in our phase 2 trials which are expected to begin by mid-2004."
    VEGF, a specific angiogenic growth factor, was discovered in 1989 by scientists from Genentech. They showed that an anti-VEGF antibody, such as Avastin, could block the development of new blood vessels to tumors and tumor growth in animal models. These studies provided strong support for the role of VEGF in the maintenance and growth of tumors. Inhibiting VEGF should block blood supply to tumors, a process that is critical to tumor growth and metastases.
    ARIAD's new research is being presented today at the International Conference on Molecular Targets and Cancer Therapeutics jointly sponsored by the American Association for Cancer Research, the National Cancer Institute, and the European Organization for Research and Treatment of Cancer (AACR-NCI-EORTC). The abstract by Roy Pollock et al, "Cell shrinkage, cell-cycle arrest and anti-angiogenesis underlie the anti-tumor activity of the mTOR inhibitor, AP23573," is available on the AACR website (http://www.aacr.org/2003mtct1.asp).
    Avastin is a trademark of Genentech, Inc.
    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.


    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345